INDEPENDENT AUDITORS' CONSENT

We consent to the use in this Post-Effective Amendment No. 4 to Registration Statement No. 333-1083 on Form S-1 of Valley Forge Life Insurance Company of our report on the financial statements and financial statement schedules of Valley Forge Life Insurance Company, dated February 10, 1999 and to the reference to us under the heading "Experts" in the Registration Statement.

Deloitte & Touche LLP
Chicago, Illinois

August 31, 1999